Exhibit 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 18, 2012--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, declared a cash dividend of $0.165 per share on Class A Common Stock and $0.15 per share on Class B Common Stock, payable October 19, 2012 to shareholders of record as of September 21, 2012.

Republic Bancorp, Inc. (Republic) has 43 banking centers and is the parent company of Republic Bank & Trust Company (RB&T) and Republic Bank. RB&T has 34 banking centers in 12 Kentucky communities - Covington, Crestwood, Elizabethtown, Florence, Frankfort, Georgetown, Independence, Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville, three banking centers in southern Indiana – Floyds Knobs, Jeffersonville and New Albany and one banking center in Franklin (Nashville), Tennessee. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey and Temple Terrace, Florida as well as Blue Ash (Cincinnati), Ohio. Nationally, Republic Processing Group (“RPG”) facilitates the payment of federal and state tax refund products and offers prepaid cards. RPG is comprised of two distinct divisions: Tax Refund Solutions and Republic Payment Solutions. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky and Republic's Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

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Forward-Looking Statements: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and assumptions regarding its business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore against relying on any of these forward-looking statements, which speak only as of the date on which they are made. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company undertakes no obligation to update any forward-looking statements.

CONTACT:
Republic Bancorp, Inc.
Steve Trager, 502-584-3600
President and CEO